DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the 9th day of June, 2004. ("Effective Date")

BETWEEN:

            SKINVISIBLE PHARMACEUTICALS, INC., a company incorporated under the laws of the State of Nevada having its principal place of business located at Unit #10 - 6320 South Sandhill Road, Las Vegas, Nevada, 89120 (" Skinvisible");

AND:

CROSS GLOBAL INC., a company incorporated under the laws of the State of Delaware having its principal place of business located at 113 Barksdale Professional Center, Newark, Delaware 19711 ("Distributor").

WHEREAS:

A.     Skinvisible is in the business of developing polymer-based delivery systems and related technologies for combining hydrophilic and hydrophobic polymer emulsions and licensing its technologies and/or selling products utilizing its polymer delivery systems.

B.     The Distributor is engaging in the business of marketing and distributing skin-care products.

C.     Skinvisible and the Distributor have agreed to enter into this Agreement, whereby the Distributor will have the exclusive right to distribute, market, sell and promote the Products throughout the Territory.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth and other good and valuable consideration, the parties agree as follows:

I.   DEFINITIONS

In this Agreement, the following terms have the following meanings:

1.1  "Customers" means, at any time and from time to time, the customers of the Distributor in respect of the Products.

1.2  "Competing Product" means any liquid product with a viscosity below 200 cSt used to apply a tanned color to human skin without reliance upon exposure to direct sunlight or ultraviolet light. For the avoidance of doubt, Competing Products shall not include any sunless tanning products applied in lotion, cream, or stick form.

1.3  "Confidential Information" means any and all technical or business information, data, designs, concepts, ideas, products, processes, methods, techniques, specifications, formulas,

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compositions, samples, know-how, trade secrets, and improvements of a confidential or proprietary nature, whether in tangible form or not, which relate to the Products, or the development or commercialization thereof, and were disclosed by one party to the other party under this Agreement. As used herein, "Confidential Information" shall not include information a party can demonstrate through its records:

(a)         is, at the time of disclosure, available to the general public;

(b)  becomes at a later date available to the general public through no fault of the receiving party, and then only after said later date;

(c)   was already in the possession of the receiving party without restriction prior to the date of disclosure;

(d)          is disclosed to the party without secrecy obligation by a third party who had a lawful right to disclose it; or

(e)          is independently developed by personnel of the receiving party who had no direct or indirect access to the Confidential Information of the disclosing party.

1.4  "Patents" shall mean U.S. Patent No. 6,582,683 issued on June 24, 2003 for "Dermal Barrier Composition"; U.S.S.N. 09/933,275 filed on August 20, 2001 and U.S.S.N. 10/154,723 filed on May 23, 2002, both for "Topical Composition, Topical Composition Precursor, and Methods for Manufacturing and Using the Same"; Canadian Application No. 2,457,124 and EPO Application No. 02752847.0, both filed on August 16, 2002 for "Topical Composition, Topical Composition Precursor, and Methods for Manufacturing and Using the Same"; PCT Application No. US02/26301 filed on August 16, 2002 for purposes of the countries designated therein that are within the Territory; and all divisions, continuations, continuation-in-parts, reissues, reexamination applications, extensions, foreign equivalents within the Territory, and patents issuing therefrom which are owned or controlled by Skinvisible pertaining to the Products, Confidential Information, and Improvement Inventions.

1.5  "Products" means Skinvisible's proprietary sunless tanning products identified as Sunless Tanning Clear and Bronze Tint Sprays, Tan Boost and Tint Boost manufactured by Skinvisible and further described in Schedule B.

1.6  "Territory" means those countries identified in Schedule C.

II.   APPOINTMENT, TERRITORY AND PRODUCTS

2.1  Subject to the terms hereof, Skinvisible hereby appoints the Distributor and grants to the Distributor the exclusive right to distribute, sell, market and promote the Products within the Territory. For greater certainty, while this Agreement shall remain in effect, except for sub-distributors appointed by the Distributor and consented to in writing by Skinvisible, no person, firm or corporation will be granted the right to distribute, sell, market or promote the Products within the Territory other than the Distributor.

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2.2  The Distributor shall not be entitled to appoint sub-distributors to distribute, market, sell or promote the Products within the Territory without the prior express written consent of Skinvisible, which shall not be unreasonably withheld.

2.3  Skinvisible shall be entitled to modify, alter, improve, or change (collectively "modify" or "modification") any or all of the Products covered by this Agreement at any time during the term of this Agreement, provided, however, that the modification represents an improvement to the Products, or is mandated by government law or regulation. Skinvisible shall offer such modified Product to the Distributor, whereupon Distributor may elect to accept such modified Product for distribution under this Agreement; however, Distributor shall not be obligated to accept the modified Product for distribution unless the modification is either an improvement to the Product, or was made in response to a legal or regulatory requirement. If Distributor elects to accept the modified Product, then it shall provide Skinvisible three (3) months' written notice before placing a purchase order pursuant to Article 5. . In the event that the Products are modified, Skinvisible shall not, under any circumstances, offer, distribute, sell or release any of the original Products to any third party within the Territory.

2.4  The Distributor shall be restricted from combining the Products with other chemical solutions or incorporating any Product into the manufacture and production of finished products to be distributed, sold, marketed and promoted by or on behalf of the Distributor or its permitted agents, associates or affiliates with the exception that Distributor may manufacture or produce alternate delivery systems for the liquid-based Products, including but not limited to aerosol sprays and towlettes. Moreover, the Products and finished products may be sold under a "private" label by the Distributor or its permitted agents, associates, or affiliates, provided that (a) any additional packaging costs incurred by Skinvisible in connection with utilizing a private label shall be paid by Distributor in advance to Skinvisible; (b) and the INVISICARE trademark is still prominently displayed on the packaging for such Products and finished products.

2.5  Distributor recognizes that Skinvisible is in the business of developing, marketing, selling, and distributing its polymer-based delivery systems and related technologies (including Products), and developing end-use applications therefore, on a worldwide basis. During the term of this Agreement, Skinvisible shall refrain from selling the Products to customers within the Territory, engaging any third party as a distributor of the Products within the Territory, or otherwise licensing any third party to use Skinvisible's polymer-based delivery systems and related technologies to develop any Competing Product for sale within the Territory.

III.   DISTRIBUTOR NOT MADE AGENT OR LEGAL REPRESENTATIVE

This Agreement does not render Distributor an agent or legal representative of Skinvisible for any purpose whatsoever. The Distributor is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Skinvisible or to bind Skinvisible in any manner or thing whatsoever.

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IV.   PRICING AND PAYMENT

4.1  Products shall be sold to the Distributor by Skinvisible at the pre-determined prices set forth in Schedule A hereto. Any change in the price of Products shall not affect orders by the Distributor prior to such change. As business conditions warrant, Skinvisible shall have the unrestricted right to increase the price of the Products by an amount not greater than that necessary to cover higher costs of raw materials or other manufacturing costs, plus allow the cost of living index. Skinvisible shall, at least thirty (30) days prior to implementing any such price increase, provide to Distributor such information (including, without limitation, cost and accounting) that shall reasonably allow the Distributor to confirm the accuracy of the proposed price increase.

4.2  The Distributor shall pay for all orders for Products by electronic bank transfer, certified check or bank draft in favor of Skinvisible.

4.3  The purchase price for each order of Products must be paid by the Distributor within thirty (30) days after shipmentof the Products, and the Distributor shall incur all shipping costs.

4.4  The Distributor shall pay Skinvisible an up-front royalty in the amount of $1,000,000 USD for the exclusive right to distribute, sell, market and promote the Products within the Territory. This up-front royalty shall be paid by Distributor in installments as follows: $200,000 due upon signing of this Agreement with additional payments in the amount of $200,000 due on August 30, 2004, November 30, 2004, February 28, 2005, and May 30, 2005. The Royalties due under this Section 4.4 are in consideration of Skinvisible's compliance with this Agreement, and subject, without limitation, to compliance by Skinvisible of all of the material terms and conditions hereunder, including, without limitation, the representations and warranties set forth in this Agreement.

(a)  Payments made under this Section 4.4 are separate and in addition to payments to be made under Section 4.1 for the Products and the running royalties due under Section 4.5.
(b)  In the event that payments are not made as set forth in this Section 4.4 and the parties are unable to agree to a revised schedule of payments within thirty (30) days of the date for payment, then Skinvisible may in its sole discretion terminate the Agreement or any provision therein and retain, without any claim or demand from the Distributor, all monies previously paid. Notwithstanding the foregoing, any and all orders for Products made by Distributor before such termination shall be filled, and all licenses and rights of Distributor shall not expire with respect to Products previously ordered.

4.5  The Distributor shall pay quarterly to Skinvisible a running royalty fee in order to maintain the exclusivity granted herein no later than thirty (30) days after the end of each quarter. No royalty fees will be accrued or payable for the quarter ended June 30, 2004. The amount of the royalty shall be calculated as follows:

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Quarter Ended	Amount of Payment
September 30, 2004	5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
December 31, 2004	5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
March 31, 2005	5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
June 30, 2005	5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
Year 2 Quarters	$25,000 per quarter or 5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
Year 3 Quarters	$50,000 per quarter or 5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
Year 4 Quarters	$75,000 per quarter or 5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater
Year 5 et seq. Quarters	$100,000 per quarter or 5% of the gross margins generated by Distributor from sales of the Products in the Territory in the quarter, whichever is greater where the "gross margin" shall constitute the gross revenue realized by Distributor from the sales of the Product to Customers, after subtracting returns by Customers, multiplied by the difference between the sales price paid by the Customer and the price paid by Distributor to Skinvisible under Section 4.1 for the Product.

(a)  In the event that payments are not made as set forth in Section 4.2, then Skinvisible shall give the Distributor a written notice of default. If payment is not received within thirty (30) days following receipt of the notice of default, then Skinvisible may in its sole discretion terminate the Agreement or any provision therein and retain, without claim or demand from the Distributor, all monies previously paid.

(b)  The Distributor shall provide to Skinvisible documentation including, but not limited to, receipts, invoices, or other documentation that shall reasonably allow Skinvisible to confirm the accuracy of the royalty payment made.

(c)  Skinvisible shall be entitled to audit the accuracy of the royalty payments made by the Distributor. Skinvisible shall incur the expense of the audit, provided, however, that Distributor shall reimburse Skinvisible for the reasonable cost of the audit if it is determined that Skinvisible received less than ninety percent (90%) of the audited amount . The existence of an audit for any quarterly payment does not suspend or relieve the Distributor from their obligation to make a royalty payment within thirty (30) days after the end of each quarter.

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4.6  All payments by the Distributor to Skinvisible to be made hereunder shall be in United States dollars.

V.   TERMS AND CONDITIONS OF PRODUCT ORDERS

5.1  The Distributor shall submit a written purchase order to Skinvisible specifying the amount of Products required. Skinvisible agrees to provide an acceptance of an order within three (3) business days after receiving a written purchase order from the Distributor.

5.2  All of the Products ordered by the Distributor shall be shipped within sixty (60) days from the date the acceptance of an order has been delivered to the Distributor and shall carry an expiration date of six months from the date of manufacture. During the second and third quarters of 2004 only, this time period for Skinvisible to ship Products ordered by Distributor shall be reduced to twenty-one (21) days. Delivery of all Products sold by Skinvisible to the Distributor shall be F.O.B. the place of Product manufacture. The method and route of shipment shall be at the sole discretion of the Distributor subject to Skinvisible’s guidelines for the method and conditions of shipment which would provide for arrival of the products at the Distributor’s point of delivery in substantially the same condition as such Products were at the point of shipment. These guidelines shall be reasonable, and shall include conditions regarding temperature (which shall not exceed a maximum of 450 Celsius and a minimum of 40 Celsius) to preserve the quality and integrity of the Products during shipment. Failure of Distributor to abide by Skinvisible’s guidelines in the shipment of the Products shall bar the Distributor from making any claim whatsoever against Skinvisible arising from any defect in the Products which occurred or arose during shipment. Nothing in this Section 5.2 shall mean or be implied to mean that there is any shifting of the risk of loss of goods to Skinvisible once such goods are placed in the control of Distributor’s carrier. All such risk of loss is borne by Distributor once the Products to be shipped have been delivered to or placed in the control of the carrier.

5.3  Title to the Products shall pass from Skinvisible to the Distributor upon the delivery to a recognized commercial carrier of the Products for shipment to the Distributor.

5.4  Skinvisible shall deliver the Products to the Distributor free and clear of all liens, encumbrances and security interests and shall not, without the prior written consent of the Distributor: (a) transfer, deliver or otherwise provide the Products as listed in the written purchase order submitted by the Distributor to any other person or entity; or (b) assign any rights to the Products as listed in the written order submitted by the Distributor to any other person or entity.

5.5  Prior to receiving an acceptance of the written order from Skinvisible, the Distributor may cancel any order at any time, with or without cause, and the Distributor’s liability for such cancellation shall be limited to Skinvisible’s out-of-pocket costs and expenses incurred for such cancelled order.

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5.6  The Distributor shall give notice to Skinvisible of any claims relating to the non-conformity of Products. The Distributor shall make all claims with respect to the Products as follows:

(a)   Any claim that a shipment contains a shortage of Products or other error in delivery must be made by the Distributor to Skinvisible in writing within seven (7) days from the date of receipt by the Distributor of such shipment of Products together with a reasonable description of the delivery error. The Distributor’s failure to make a claim in accordance with the foregoing sentence shall constitute agreement by the Distributor that there was no error in delivery. Provided that the Distributor makes a claim in accordance with this Section 5.6(a) and reasonably demonstrates that the shipment contained a shortage of Products or other error in delivery, Skinvisible, at the Distributor’s option, shall deliver to the Customer to such location(s) designated by the Distributor, at Skinvisible’s risk and cost and expense, the number of Products in shortage in such shipment, or credit the Distributor the amount of such shortage.

(b)  In the event that the Distributor claims that upon delivery any of the Products are non-conforming because the product is not consistent with the Certificate of Analysis, then Distributor may reject the same, provided that: (i) within thirty (30) days after receipt by the Distributor of such shipment of Products, the Distributor notifies Skinvisible in writing of the nonconformity; (ii) the Distributor sends the Products out for further review and inspection and it is determined that the Products are not consistent with the Certificate of Analysis; (iii) the Distributor returns to Skinvisible, at Skinvisible’s expense, the rejected Products or shipment, subject to the terms and conditions hereinafter provided, within fourteen (14) days after the Distributor receives notice that the further review and inspection of the Products found the Products to be inconsistent with the Certificate of Analysis; and (iv) none of the Products has been changed from its original condition except as reasonably necessary to comply with this Agreement, and except as such Products may have been changed or altered upon initial analysis under this Section 5.6(b). The Distributor’s failure to make a claim in accordance with the foregoing sentence shall constitute unqualified acceptance of all shipments and Products. Following receipt of the rejected Products under this Section 5.6(b), Skinvisible shall deliver Products consistent with the Certificate of Analysis within fourteen (14) days. Provided that the rejected Products have been rejected by the Distributor in accordance with the terms of this Section 5.6(b) and are proved to have been non-conforming, then Skinvisible shall credit the Distributor for the cost of the Product and all costs and expenses incurred by the Distributor in shipping the rejected Products back to Skinvisible, if such Product return request is made by Skinvisible to the Distributor. The Distributor shall pay the costs of the conforming Products within thirty (30) days after receipt by the Distributor. The Distributor shall not be responsible for any royalty payments on the sale of any Products that do not conform to the Certificate of Analysis.

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(c)        In the event that the Distributor claims that upon delivery any of the Products are non-conforming for any reasons other than as set forth in Sections 5.6(a) or (b), then Distributor may reject the same, provided that: (i) within fourteen (14) days after receipt by the Distributor of such shipment of Products, the Distributor notifies Skinvisible of such rejection, in writing, together with a reasonable description of why the Products have been rejected (the "Rejection Notice"); (ii) the Distributor, at Skinvisible’s option, may return to Skinvisible the rejected Products or shipment, subject to the terms and conditions hereinafter provided, within fourteen (14) days after the Distributor sends the Rejection Notice; and (iii) none of the Products has been changed from its original condition. The Distributor’s failure to make a claim in accordance with the foregoing sentence shall constitute unqualified acceptance of all shipments and Products. Provided that the rejected Products have been rejected by the Distributor in accordance with the terms of this Section 5.6(c) and are proved to have been non-conforming, Skinvisible shall credit the Distributor for the cost of the Product and all costs and expenses incurred by the Distributor in shipping the rejected Products back to Skinvisible, if such Product return requested is made by Skinvisible to the Distributor.

5.7  The warranty for defective Products of Skinvisible as from time to time is in effect shall be applicable to all sales of the Products by Skinvisible to the Distributor. Notwithstanding the provisions of Article 13 hereof, Skinvisible shall have no obligation or liability to the Distributor for any loss, damage or expense of any kind caused directly or indirectly by the Products or the use, maintenance, repairs or adjustments of or to the Products except as may be provided in such warranty. Notwithstanding the foregoing, Skinvisible hereby indemnifies and holds Distributor harmless from and against all loss, liabilities, claims, expenses (including reasonable attorney's fees) made by any third party with respect to any defective condition of the Products supplied to Distributor by Skinvisible under this Agreement, including without limitation product liability claims. This indemnification shall not include any third-party claims arising from the application of the Products to a Customer other than its prescribed use, which shall be the responsibility of Distributor.

VI.   OBLIGATIONS OF SKINVISIBLE

6.1  Skinvisible shall at all times during the Term of the Agreement:

(a)  publish and make available to the Distributor from time to time a list of the Products and a list of the prices charged by Skinvisible therefore;

(b)  with respect to each Product sold to the Distributor, provide the Distributor with a standard Certificate of Analysis;

(c)  reimburse the Distributor under any warranty obligation of Skinvisible;

(d)  provide the Distributor with marketing materials currently in Skinvisible’s possession relating to the Products upon the request of the Distributor at

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Distributor's cost, and it is expressly agreed that Distributor may utilize such materials in connection with its marketing of the Products.

(e)  permit the Distributor to use Skinvisible's SOLERRA and INVISICARE trademarks (collectively "Trademarks") for the sole purpose of advertising, marketing and distributing the Products within the Territory, and strictly in accordance with the terms and conditions of the Trademark License Agreement of Appendix D.

6.2  Skinvisible hereby grants Distributor a royalty-free, non-exclusive, non-transferable license to use Skinvisible's Confidential Information, Improvement Inventions, and Patents that are directly relevant to the advertising, marketing, distribution, and sale of the Products within the Territory under this Agreement. This license is limited in scope, and shall not authorize Distributor to use Skinvisible's Confidential Information, Improvement Inventions, or Patents outside of this Agreement without Skinvisible's prior, written consent.

6.3  Although there can be no assurance that Patents will be granted in countries within the Territory, Skinvisible shall continue, at its own cost, to prosecute and maintain the Patents to the best of its abilities.

6.4  Skinvisible shall have the primary right to enforce the Patents at its own cost, and Distributor shall not sue or threaten any third party with a suit under any such Patent. Distributor shall notify Skinvisible of any third party that is believed to be infringing a Patent, and shall cooperate in any legal proceedings that Skinvisible may choose to bring. Skinvisible shall keep all proceeds recovered from such legal proceeding, less any damages suffered by Distributor due to the infringement. Notwithstanding the foregoing, should Skinvisible decide not to enforce its Patent in the face of a Patent infringement, then Distributor may bring suit with the permission of Skinvisible, which shall not be unreasonably withheld. Distributor and Skinvisible shall negotiate an allocation of any proceeds recovered from such legal action brought by Distributor.

VII.   SUB-DISTRIBUTORS

7.1  Distributor and Skinvisible understand and agree that commercial exploitation of the Products within the Territory may requir from time to time, the appointment of sub-distributors through which the Products may be sold. On a quarterly basis, Distributor shall identify such sub-distributors to Skinvisible, and seek Skinvisible's prior, written approval, which shall not be unreasonably withheld, before appointing any such sub-distributors under this Agreement.

7.2  Any sub-distributors approved in writing by Skinvisible shall have the right during the continuance of this Agreement to use Skinvisible’s Trademarks, Patents, and other intellectual property rights licensed under this Agreement for the sole purpose of promoting the sales of the Products throughout the Territory under the same terms and conditions imposed upon Distributor under this Agreement. Distributor covenants that in connection with any sub-distribution agreement, it shall expressly require such third parties to comply with the material and applicable terms and conditions of this Agreement, and shall indemnify Skinvisible should any such sub-distributor fail to do so.

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VIII.   IMPROVEMENT INVENTIONS

8.1  Distributor shall have no right to make any modifications or improvements to the Product without Skinvisible's prior, written permission. In the event that Distributor conceives, develops, or reduces to practice any invention or other information arising from or based upon the use of Skinvisible's Confidential Information or Products, with the exception of the alternate delivery systems approved in Section 2.4, (hereinafter "Improvement Invention"), then Skinvisible shall be the sole owner of such Improvement Invention, which shall be subject to the exclusive distributorship grant of Article II. Should Distributor desire modification or improvement to be made to the Products outside of the alternate delivery systems approved in Section 2.4, then it shall contract with Skinvisible under a separate agreement to develop such modifications or improvements.

Any alternate delivery system for the Products developed solely by Distributor without use of Skinvisible's Confidential Information shall be solely owned by Distributor.

8.2  Only Skinvisible shall have the right, in its sole discretion, to patent the Products and Improvement Inventions.

IX.   CONFIDENTIALITY

9.1  Each party recognizes the importance to the other party that of that other party’s Confidential Information, and such information is critical to the business of the disclosing party. Each party recognizes that neither party would enter into this Agreement without assurance that its Confidential Information and the value thereof will be protected as provided in this Section 11 and elsewhere in this Agreement.

9.2  All Confidential Information shall remain the property of the disclosing party. The receiving party shall hold in strict confidence the disclosing party’s Confidential Information and with no less than the same degree of care that it holds its own confidential and proprietary information, and it will take all reasonable precautions to protect such Confidential Information. The receiving party shall make the Confidential Information received under this Agreement available only to those of its employees who have a need to know the same in connection with their work assignments to further the objections contemplated under this Agreement. No disclosures to third parties shall be made by the receiving party of such Confidential Inforamtion without the prior written approval of the disclosing party. The receiving party will use the disclosing party’s Confidential Information only for the purposes and under the circumstances provided in this Agreement.

9.3  Upon any termination of this Agreement, or earlier at a party's request, each party will return the other party’s Confidential Information and all documents or media containing any such Confidential Information to the other party, except that the receiving party has the right to keep one copy of such information for legal purposes (which shall remain subject to the confidentiality provisions set forth herein), including, but not limited to, copies of all documentation required by the FDA.

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9.4  Each party acknowledges and agrees that the other party shall be entitled to appropriate equitable relief in addition to whatever remedies it may have at law in the event of a breach by the other party of its covenants contained in this Section 11. The foregoing provision is in addition to, and not in limitation of, any and all remedies at law, in equity or otherwise, that the non-breaching party may have upon the other party’s breach of this Agreement.

9.5  Except as otherwise provided in this Agreement, either party shall immediately notify the other party of any private or governmental request for Confidential Information or any other information or documents relating to the Products or this Agreement. Each party shall have the right to participate in the other party’s response to any such request. If a party receives any legal instrument requiring the production of data, work papers, reports, or other materials relating to this Agreement, that party shall: (a) give the other party, if possible, the opportunity to participate in quashing, modifying or otherwise responding to any compulsory process in an appropriate and timely manner; and (b) cooperate fully with the other party’s efforts to narrow the scope of any such compulsory process, to obtain a protective order limiting the use or disclosure of the information sought, or in any other lawful way to obtain continued protection of the Confidential Information.

9.6  If either party becomes aware of the loss, theft or misappropriation of Confidential Information which is in its possession or control, it shall notify the other party in writing within seven (7) days of its discovery of such loss, theft or misappropriation.

9.7  The rights and duties of this Section 11 shall survive the termination of this Agreement, whether upon expiration or termination by either party.

X.   TERM AND TERMINATION

10.1 Subject to this Article 10, this Agreement shall continue in full force and effect for twenty (20) years from the Effective Date, or the last to expire of the Patents, whichever occurs first unless otherwise terminated as provided in Section 10.1 below or by mutual written consent of the parties hereto.

10.2  Either party may terminate this Agreement at any time as follows:

(a)        By either party, effective immediately, in the event that the other party should fail to materially perform any of its material obligations under this Agreement and should fail to remedy such failure within thirty (30) calendar days after receiving written demand to remedy such failure, or in the event such other party, despite remedying a particular failure within thirty (30) days as aforesaid, is guilty of chronic or persistent breaches of such material obligation in question, in the end result having a material adverse effect upon the other party; or

(b)  By either party, upon thirty (30) days’ written notice if a force majeure event described in Section 15.1 shall have occurred and continue for sixty (60) days.

10.3  Skinvisible may terminate this Agreement at any time if the Distributor should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency

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proceedings or make an assignment or other arrangement for the benefit of its creditors, or be nationalized or have any of its material assets expropriated.

10.4  This Agreement may also be terminated by mutual agreement of the parties.

10.5        The Distributor may not manufacture, market, distribute, or sell any Competing Product while this Agreement is in full force and effect.

XI.   EFFECT OF TERMINATION

The rights, duties and obligations of the parties upon and following the expiration or termination of this Agreement however occurring shall be governed by the following provisions:

(a)       The termination of this Agreement shall not release or affect, and this Agreement shall remain fully operative as to, any obligations or liabilities incurred by either party prior to the effective date of such termination;

(b)  Skinvisible, subject to its production capabilities, shall fill all orders submitted by the Distributor during the term of this Agreement regardless of whether any of the Products in such orders are to be delivered after the expiration or termination of this Agreement. During such period of time that Skinvisible is filling such orders, all terms of this Agreement shall apply between the parties with respect to such production;

(c)  Notwithstanding the provisions of Section 10 hereof, Skinvisible shall, by reason only of the expiration or termination of this Agreement in accordance with the terms of this Agreement, be liable in any manner whatsoever to the Distributor for any damage of any kind whether direct, indirect or consequential, or for any profits on anticipated sales, or for any expenditures or investments;

(d)  Upon the effective date of termination of this Agreement, the parties hereto acknowledge that the exclusivity provisions set forth in Paragraph 2 herein will no longer be in effect and that any limitations on the parties pertaining to sales and marketing and potential customers are dissolved and the parties are free to contract with any third party for future business; and

(e)  Termination or expiration of this Agreement for any reason shall not relieve the parties of their obligations under Articles 8, 9, 12, 13, and 15 of this Agreement.

XII.   WARRANTY AND REPRESENTATIONS

12.1  As an essential term of this Agreement, each party hereby warrants and represents to the other party that it is entitled to disclose to and license the other party to use its Confidential Information, Improvement Inventions, and Patents under the terms of this Agreement without violating the trade secret or contractual rights of any third party.

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12.2  EXCEPT AS SET FORTH IN SECTION 12.1, OR AS OTHERWISE SPECIFICALLY STATED HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS OR A PARTICULAR PURPOSE, PATENT VALIDITY, OR NON-INFRINGEMENT OF A THIRD-PARTY PATENT OF OTHER INTELLECTUAL PROPERTY RIGHTS REGARDING THE USE OR COMMERCIALIZATION OF PRODUCTS, CONFIDENTIAL INFORMATION, IMPROVEMENT INVENTIONS, OR PATENTS.

XIII.   INDEMNIFICATION

13.1  Each party shall indemnify, defend and hold harmless the other party from any and all claims, costs, liabilities, or damages (including reasonable attorney's fees) arising from its:

(a)  uncured material breach of this Agreement;

(b)  breach of any Warranty or Representation provided pursuant to Article XII;

(c)  negligent, grossly negligent, reckless, or willful acts or omissions. Each party shall be responsible for any and all damages that it is subjected to by means of its own negligent, grossly negligent, reckless or willful acts or omissions.

13.2  In the event a third-party lawsuit is filed against a party (the "Indemnitee") due to the negligent, grossly negligent, reckless or wilful actions or omissions of the other party (the "Indemnitor"), then the Indemnitee shall promptly provide notice of such suit to the Indemnitor, and permit the Indemnitor to control its defense, including the terms under which any such suit is settled. The Indemnitee shall provide all reasonable cooperation to the Indemnitor at the Indemnitor's expense in the defense of that suit.

XIV.   PATENT MARKING

Distributor shall cause each unit of Product pertaining to the Sunless Tanning Clear Spray Tanning Solution and Sunless Tanning Bronze Spray Tanning Solution that it markets, sells, or otherwise introduces into commerce under this Agreement to have affixed thereto a label bearing the following legend: "U.S. Patent No. 6,582,683 under license from Skinvisible Pharmaceuticals, Inc." Skinvisible shall update this legend for Distributor as additional Patents are issued.

            XV.               MISCELLANEOUS PROVISIONS

15.1  Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing the Products

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or from performing any other aspects of the obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.

15.2   Each and every right and remedy hereunder is cumulative with each and every other right and remedy herein or in any other agreement between the parties or under applicable law.

15.3  Each party hereby acknowledges receipt of a signed copy of this Agreement.

15.4  Nothing contained in this Agreement shall create or shall be construed as creating a partnership, a joint venture, agency or employment relationship between the parties. The parties agree to perform their obligations in accordance with this Agreement at arms’ length and only as independent contractors. Neither party has the right or authority to assume nor create any obligations or responsibilities, express or implied, on behalf of the other party, and neither party may bind the other party in any manner or thing whatsoever. Neither party shall be liable, except as expressly provided otherwise in this Agreement, for any expenses, liabilities or other obligations incurred by the other.

15.5  Skinvisible and the Distributor each represent and warrant to the other that it is duly organized, validly existing and in good standing under the laws of the State or Commonwealth (as applicable) in which incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.

15.6  Skinvisible and the Distributor each represent and warrant to the other that it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of each party’s respective obligations hereunder. Each party’s officer executing this Agreement on its behalf has the legal power, right and authority to bind the party to the terms and conditions of this Agreement, and when he or she executes and delivers this Agreement and any instruments contemplated herein, he or she will have the power, right and authority to bind the party thereto.

15.7  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopy, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests shall be as set forth on page 1 hereof or to such other person or address as either party shall furnish to the other in writing from time to time. If personally delivered, such communication shall be deemed delivered upon actual receipt by the "attention" addressee or a person authorized to accept for such addressee; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the "attention" addressee or a person authorized to accept for such address; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or

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refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 15.7.

15.8  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15.9  This Agreement is not intended, nor shall it be construed, to confer upon any person except the parties hereto and its successors and permitted assigns any rights or remedies under or by reason of this Agreement, except as contemplated herein.

15.10  This Agreement and all matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

15.11  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

15.12  Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. In any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

15.13  No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

15.14  This Agreement may not be assigned by the Distributor without the prior written consent of Skinvisible, which shall not be unreasonably withheld. Skinvisible may assign, transfer, or convey its manufacturing obligations to third parties who shall be bound by the same standards as Skinvisible, but such assignment shall not release Skinvisible from any liability incurred by it under this Agreement.

15.15  All prices quoted in this Agreement are exclusive of all applicable sales, use or other excise taxes (including sales tax and goods and services tax). The Distributor is responsible for all taxes and similar charges customary for a buyer of products and services as herein contemplated.
.
15.16  All disputes, claims or controversies arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled in the United States under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Las Vegas, Nevada,

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and a judgment may be entered by a court of law based upon the decision of such arbitrator(s) which shall be binding and final.

15.17  The parties agree to execute such documents, make such filings and take such actions as may be reasonably necessary at the request of the other party to give full force and effect to the provisions hereof.

15.18  This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument. This Agreement may be delivered by personal delivery of facsimile transmission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

SKINVISIBLE PHARMACEUTICALS, INC.

By:       /s/ Terry Howlett
Name:   Terry Howlett
Title:      President

CROSS GLOBAL INC.

By:       /s/ Eliezer Parker
Name:      Eliezer Parker
Title         C.E.O.

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SCHEDULE A

Solerra Product Pricing

                                                                                                      110 gallons (min order) to 500 gallons per order

                                           1 Gallon         5 Gallon        55 Gallon

                                             1. Spray Tanning Solution Clear/Tint        $54.05/gal     $51.35/gal      $48.65/gal

                                            Volume Discounts:  4% reduction on an order greater than 250 gallons.
                                                        7% reduction on an order greater than 500 gallons.
                                                        10% reduction on an order greater than 750 gallons.
                                                        12% reduction on an order greater than 1,000 gallons.
                                                        15% reduction on an order greater than 2,000 gallons.

                                                                                                           2 oz.           1 Gallon         55 Gallons

                                              2. Tan Boost (DHA Concentrate)        $2.66            $134.93        $7,067.50

                                              3. Tint Boost (Color Concentrate)        $1.61            $ 64.58        $3,382.50
                                                 Minimum orders to be mutually negotiated

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SCHEDULE B

Product List

Sunless Tanning Clear Spray Tanning Solution: Purified Water, Dihydroxyacetone, Glyceryl Stearate, PVP/Hexadecene, Polysorbate 60, Phenoxyethanol, Tocopherol (Vit E), PVP/Eicosene, Starch, Cellulose gum.

Sunless Tanning Bronze Spray Tanning Solution: Purified Water, Dihydroxyacetone, Glyceryl Stearate, PVP/Hexadecene, Polysorbate 60, Phenoxyethanol, Tocopherol (Vit E), PVP/Eicosene, Starch, Cellulos gum, FD&C Dyes.

Tan Boost: Purified Water, Dihydroxyacetone.

Tint Boost: Purified Water, FD&C Dyes.

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SCHEDULE C

Territory

Israel
Austria
Belgium
Canada
Denmark
Finland
France
Germany
Greece
Ireland
Italy
Luxembourg
Mexico
Netherlands
Portugal
Spain
Sweden
United Kingdom
United States

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